Exhibit 10(cc)

[Form of amendment]

Mr. Dan D. Sandman

2173 Hycroft Drive

Pittsburgh, PA 15241

February ___, 2007

Dear Dan,

Pursuant to the terms of your letter agreement dated September 14, 2001 (“Agreement”), a copy of which is attached hereto, you were permitted to elect, prior to retirement, the form (i.e., lump sum or installment payments) and timing of the distribution of the enhanced pension benefits provided by the Agreement. However, such elections would not now be permitted under Internal Revenue Code section 409A, which was added by the American Jobs Creation Act of 2004 and which governs the tax treatment of nonqualified deferred compensation arrangements. Accordingly, the purpose of this letter is to confirm our amendment to the Agreement to eliminate the ability to make such elections.

Separately, in order for United States Steel Corporation to administer the Agreement in compliance with the requirements of Section 409A, including the six-month delay requirement that applies to distributions to key employees, the enhanced pension benefits provided by the Agreement will be paid to you in the form of a lump sum distribution (as originally provided in the Agreement) on August 31, 2007.

During the six-month delay period, simple interest will accrue and be payable on the amount due using the average of the interest rates established under the Pension Benefit Guaranty Corporation regulations to determine the present value of lump sum distributions payable under the United States Steel Corporation Plan for Employee Pension Benefits (Revision of 2003) during the months included in the six-month delay period.

Please indicate your acknowledgement and acceptance by signing below.

Sincerely,

February ___, 2007

Agreed to:

Dan. D. Sandman